Cash Award Agreement
Exhibit 10.50
CASH AWARD AGREEMENT
THIS CASH AWARD AGREEMENT (this “Agreement”) is entered into as of the Grant Date (as defined below), by and between Grantee (as defined below) and Civitas Resources, Inc., a Delaware corporation (the “Company”).
WHEREAS, the Company maintains the Extraction Oil & Gas, Inc. 2021 Long Term Incentive Plan (the “Plan”), which is incorporated into and forms a part of this Agreement, and Grantee has been selected by the board of directors of the Company (the “Board”) or the compensation committee of the Board (the “Committee”) or any authorized delegate to receive a cash Award (the “Award”) under the Plan and as set forth in this Agreement.
NOW, THEREFORE, IT IS AGREED, by and between the Company and Grantee, as follows:
1.Definitions. The following terms used in this Agreement shall have the meanings set forth in this Section 1:
a)“Grant Date” means [________].
b)“Grantee” means the employee of the Company or an Affiliate set forth on the signature page attached hereto.
Capitalized terms used herein without definition have the meanings ascribed to such terms in the Plan. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Agreement.
2.Award. Grantee is hereby granted as of the Grant Date a cash award in the amount of $[________].
3.Vesting. The Award vests as follows: [________].
4.Payment. Payment in respect of the Award shall be made by the Company or its applicable Affiliate as soon as administratively practicable (and in no event later than 30 days) after the Grant Date.
5.Withholding. The Company or an applicable Affiliate shall be entitled to withhold (or secure payment from Grantee in lieu of withholding) the amount of any federal, state, or local taxes due with respect to any amount payable to Grantee under this Agreement.
6.Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Board or the Committee, and the Board or the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Board or the Committee and any decision made by it with respect to the Agreement is final and binding on all persons.
7.Plan Governs. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by Grantee from the office of the Secretary of the Company; and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Board or the Committee from time to time pursuant to the Plan.

Cash Award Agreement
8.Not An Employment Contract. The Award will not confer on Grantee any right with respect to continuance of employment or other service with the Company or any Subsidiary or Affiliate, nor will it interfere in any way with any right the Company or any Subsidiary or Affiliate would otherwise have to terminate or modify the terms of such Grantee’s Service at any time.
9.Notices. Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to Grantee, at Grantee’s address indicated by the Company’s records, or if to the Company, at the Company’s principal executive office.
10.Amendment. This Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of Grantee and the Company without the consent of any other person.
11. 409A Savings Clause. All amounts payable hereunder are intended to be exempt from or comply with the requirements of Section 409A, and this Agreement shall be interpreted accordingly.

Cash Award Agreement
By their signatures below, the Company and Grantee agree that the Award is governed by this Agreement and by the provisions of the Plan, which is made a part of this Agreement. Grantee represents that Grantee has read and is familiar with the provisions of the Plan and Agreement, and hereby accepts the Award subject to all of its terms and conditions.

CIVITAS RESOURCES, INC.

By:
Name:
Title:

GRANTEE

[Name]

[Signature Page to Cash Award Agreement]